Exhibit 99.1

SOURCECORP TO BE ACQUIRED BY AFFILIATES OF
APOLLO MANAGEMENT, L.P. FOR $25 PER SHARE

MARCH 8, 2006 – DALLAS, TX – SOURCECORP, Incorporated (“SOURCECORP” or the “Company”) (NASDAQ: SRCP), a leading national provider of business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S., announced today that it has concluded its strategic review and entered into a definitive agreement for the Company to be acquired by affiliates of Apollo Management, L.P. (“Apollo”).

Under the terms of the agreement, SOURCECORP’s stockholders will receive $25 in cash for each share of SOURCECORP common stock they hold. The transaction will be financed through a combination of equity contributed by Apollo and debt financing.  The Board of Directors of SOURCECORP has approved the merger agreement and recommends that SOURCECORP’s stockholders vote in favor of the transaction at the special stockholders meeting that will be called to approve the transaction. Affiliates of JANA Partners LLC, which collectively own approximately 13% of SOURCECORP’s outstanding common stock, have agreed with Apollo to vote their shares in favor of the merger.

Ed Bowman, President and Chief Executive Officer of SOURCECORP, and certain officers of SOURCECORP will remain with the Company after the closing of the transaction and will invest in the transaction as equity holders in the acquiring entity.

“We are very pleased with the results of our strategic review. This transaction represents an endorsement of our business model, our strong market position, the quality of our customer base and the talent and expertise of our people,” said Bowman. “It also provides our Company with a strong partner with knowledge of our businesses, which will enable us to continue to provide superior service to our customers and growth opportunities for our employees. I would like to thank all of SOURCECORP’s employees who made the transformation of SOURCECORP and this opportunity with Apollo possible, for their hard work and dedication over the years.”

Thomas C. Walker, Chairman of the Board, added, “Over twelve years ago we had a vision to become the ‘First National, Single-Source Provider of Document Management Services’. We met that challenge

© 2005 SOURCECORP, Inc. All rights Reserved

and also have transformed SOURCECORP as our industry has changed, capitalizing on the opportunities presented by the transition.”

“Apollo has spent the past several years reviewing opportunities in the outsourcing industry and we are extremely excited to be acquiring a franchise asset.” said Marc Becker, a partner at Apollo. “The management team and all of the Company’s employees have done an outstanding job developing SOURCECORP’s competencies and market position. We are delighted to have an opportunity to invest in the Company, which we know will continue its strong performance.”

Completion of the transaction is subject to customary closing conditions, including approval by SOURCECORP’s stockholders, expiration of the antitrust waiting period, the absence of a material adverse change in SOURCECORP’s business and the receipt of the committed financing by Credit Suisse Securities (USA) LLC and UBS Securities LLC. The transaction is expected to be completed in the second or third quarter of 2006.

Lehman Brothers acted as financial advisor to SOURCECORP and provided a fairness opinion to the Board of Directors of SOURCECORP in connection with the transaction. Credit Suisse Securities (USA) LLC acted as financial advisor to Apollo with respect to certain matters. White & Case LLP acted as legal advisor to SOURCECORP and Akin Gump Strauss Hauer & Feld LLP acted as legal advisor to Apollo in connection with the transaction.

About SOURCECORP

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including commercial, financial, government, healthcare, and legal. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine (2001). SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies (1998, 1999), based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies (1999). For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com

About Apollo

Apollo was founded in 1990 and is among the most active and successful private investment firms in the United States. Since its inception, Apollo has managed the investment of an aggregate of approximately $13 billion in equity capital in corporate transactions in a wide variety of industries, both domestically and internationally.

In connection with the proposed merger, SOURCECORP will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SOURCECORP at the Securities and Exchange Commission’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SOURCECORP’s website at www.sourcecorp.com under the Investor Relations Tab or by directing such request to investorrelations@srcp.com.

SOURCECORP and certain of its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SOURCECORP’s participants in the solicitation will be set forth in the proxy statement relating to the merger when it becomes available.

FORWARD LOOKING STATEMENT

This press release contains forward-looking statements such as the Company’s intentions, hopes, beliefs, expectations, strategies, predictions or any other variation thereof or comparable phraseology of the Company’s future activities or other future events or conditions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These statements include comments regarding the expected timing of the transaction. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including, without limitation, whether or not the conditions that must be satisfied for the transaction to close will be satisfied. The Company may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of the Company’s stockholders, to obtain the necessary debt financing or to satisfy the other closing conditions.

The Company disclaims any obligation to update any forward-looking statements including financial estimates, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

For SOURCECORP:

Barry Edwards

(214) 740-6690

For Apollo:

Steven S. Anreder

(212) 532-3232